CHIROPRACTIC 21 INTERNATIONAL, INC. ANNOUNCES COMPLETION OF
ACQUISITION OF visionGATEWAY, INC.

Salt Lake City, Utah   March 4, 2004   Chiropractic 21 International, Inc.
("Chiropractic 21" or the "Company") (OTCBB: CHIO) announced the completion of its planned acquisition of visionGATEWAY, Inc. ("vision"). In connection with the acquisition, Chiropractic 21 will issue up to 36,040,500 shares of its common stock to the shareholders of vision for all of the outstanding securities of vision; presently, the principal stockholder of vision, owning 63.8% of the outstanding securities of vision, has executed and delivered the Agreement and Plan of Reorganization (the "Agreement"), which is an amount satisfactory to close the acquisition under the Agreement. Outstanding options, warrants, preferred stock and other securities of vision were also exchanged for like securities of Chiropractic 21.

In addition, Martin G. Wotton, Michael F. Emerson and Trevor Tappenden, directors and executive officers of vision prior to the completion of the acquisition, were designated as directors and executive officers of Chiropractic 21 upon closing. Further, other appointments to the Board of Directors are being considered that will include independent directors that are U. S. residents.

visionGATEWAY is an Enterprise Software Solutions company with global distribution capabilities. It is accelerating its growth in key markets USA, Asia, Europe and Australia.

visionGATEWAY develops and distributes the Internet Resource Management (IRM) software INTERScepter. It is a powerful business solution that helps improve the bottom line by assisting organizations in understanding, managing and
exploiting Internet usage and valuable resources   bandwidth, systems and
employee productivity. INTERScepter empowers managers to effectively control, schedule and utilize costly Internet resources, while placing responsibility on users to self manage and modify their Internet usage behavior.

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts and other applicable regulations.

Contact: Mike Emerson
Telephone:  858-794-1416
Fax: 858-794-1450
Email: emersonmf@visiongateway.net